Exhibit 10.1

NINTH AMENDMENT TO CREDIT AGREEMENT

This Amendment, dated as of November 25, 2005, is made by and among ENTEGRIS, INC., a Delaware corporation, and successor by merger to Entegris, Inc., a Minnesota corporation (the “Borrower”), each of the banks appearing on the signature pages hereof, together with such other banks as may from time to time become a party to the Credit Agreement (defined below) pursuant to the terms and conditions of Article VIII of the Credit Agreement (herein collectively called the “Banks” and individually each called a “Bank”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, assignee of Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association in its separate capacity as administrative agent for itself and all other Banks (in such capacity, the “Agent”).

Recitals

A. The Borrower, the Banks and the Agent have entered into a Credit Agreement dated as of November 30, 1999, as amended by Amendments dated as of October 17, 2000, March 1, 2002, February 7, 2003, February 26, 2003, February 17, 2004, October 5, 2004, February 25, 2005 and May 26, 2005 (as so amended, the “Credit Agreement”).

B. The Borrower has requested that the Banks and the Agent amend the Credit Agreement as set forth hereinafter.

C. The Banks and the Agent are willing to grant the Borrower’s request subject to the terms and conditions set forth below.

ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the Borrower, the Banks and the Agent agree as follows:

1. Defined Terms. All capitalized terms used in this Amendment and not otherwise specifically defined in this Amendment shall have the meanings given such terms in the Credit Agreement.

2. Amendments to the Credit Agreement. The Credit Agreement is amended as follows:

2.1 Definition of EBITDA. The definition of “EBITDA” in Section 1.1 is amended to read as follows:

“‘EBITDA’ means, with respect to the applicable Covenant Computation Period, such Person’s Pre-Tax Earnings (excluding non-cash income) plus Interest Expense and Non-Cash Charges, in each case excluding extraordinary items, determined with respect to the Borrower during such Covenant Computation Period, provided, that for purposes of calculating EBITDA on the Covenant Computation Dates of August 27, 2005 and November 26, 2005 and the Covenant Computation Periods then ending (and not for purposes of calculating EBITDA as of any other Covenant Computation Date or

Covenant Computation Period), merger integration and asset disposition costs of $51,602,000 incurred during the fiscal quarters ending August 27, 2005 and November 26, 2005 shall be added in calculating EBITDA.”

2.1 Change of Fiscal Year. The Borrower has informed the Agent and the Banks that the Borrower and its subsidiaries have elected to change the fiscal year and tax reporting year of the Borrower from (i) the first accounting period ending after August of each year through the last accounting period of the next-following August, to (ii) the calendar year. To effect such change, the period of August 28, 2005 through December 31, 2005 shall become a separate reporting period. For purposes of such transition:

(a) The Borrower shall provide to the Agent and the Banks each financial report and certificate that would otherwise be required at the end of a fiscal quarter as of December 31, 2005. December 31, 2005 shall be deemed to be a Covenant Computation Date, and each financial requirement shall be calculated on such date for the period of twelve consecutive months then ending. The Quarterly Financial Statement Due Date shall be determined as if December 31, 2005 were the end of a fiscal quarter and the Eurodollar Rate Margin, Floating Rate Margin, Commitment Fee Percentage and Unused Commitment Fee Percentage shall be determined as if such date were the end of a fiscal quarter.

(b) For all Covenant Computation Dates through and including September 30, 2006, compliance with all financial requirements and calculation of the Eurodollar Rate Margin, Floating Rate Margin, Commitment Fee Percentage and Unused Commitment Fee Percentage shall be determined based on a Covenant Computation Period of twelve consecutive months (notwithstanding any reference in the Credit Agreement to any period of four consecutive fiscal quarters then ending).

(c) The annual audited financial statements of the Borrower for the fiscal year ending December 31, 2006 shall include, and shall separately report on, the period of August 28, 2005 through December 31, 2005.

(d) The last clause of Section 6.13 (“. . . and will not adopt, permit or consent to any change in its fiscal year”) is waived as applying to the change to a calendar year described herein, but not to any further change of the fiscal year of the Borrower and its Subsidiaries.

3. Conditions Precedent. This Amendment shall become effective when the Agent shall have received the following, each in form and content acceptable to the Agent in its sole discretion:

(a) This Amendment duly executed on behalf of the Borrower, the Banks and the Agent; and

(b) An incumbency certificate for the officer(s) authorized to execute and deliver this Amendment.

4. Reference to and Effect on the Credit Agreement and the other Loan Documents. Except as otherwise amended by this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents prior to giving effect to this Amendment shall remain in full force and effect in accordance with their terms.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

6. Borrower Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and each of the Banks, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together withal of the present and former directors, officers, agents and employees of any of the foregoing (the “Released Parties”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against such Released Party for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment in connection with or related to the transactions evidenced by the Loan Documents, whether such claims, demands and causes of action are mature or unmatured or known or unknown.

7. No Waiver. The execution of this Amendment shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement, whether or not known to the Agent and/or the Banks and whether or not existing on the date of this Amendment.

8. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Agent and the Banks as follows:

(a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations under the Credit Agreement, as amended by this Amendment. This Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b) The execution, delivery and performance by the Borrower of the Credit Agreement, this Amendment and the other Loan Documents have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the Articles of Incorporation or Bylaws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c) All of the representations and warranties contained in Article IV of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(d) NT International, Inc., which had been a Guarantor, has merged into the Borrower, with the Borrower being the surviving entity and all assets and liabilities of NT International, Inc. having been transferred to and assumed by the Borrower. Upon request of the Agent, the Borrower will deliver to the Agent copies of the articles of merger filed with the state of Delaware to cause such merger.

9. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment; and any and all references in any of the other Loan Documents to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment. All references to schedules or exhibits in the Credit Agreement shall be deemed to include the amendments to such schedules and exhibits effected hereby.

10. Law. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder. Provisions of the Credit Agreement respecting consent to jurisdiction and waiver of jury trial shall apply, equally, to this Amendment.

(signature page follows)

IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

ENTEGRIS, INC.

By:	/s/ John D. Villas
Title:	Chief Financial Officer

and

By:	/s/ Peter W. Walcott
Title:	Senior Vice President and General Counsel

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as a Bank and as Agent

By:	/s/ Richard Trembley
Title:	Vice President